Exhibit 99.2

Galata Acquisition Corp. Announces Closing of

$125 Million Initial Public Offering

Washington, DC – (July 13, 2021) – Galata Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 12,500,000 units. The offering was priced at $10.00 per unit generating total gross proceeds of $125,000,000.

The units are listed on NYSE American stock exchange and trade under the ticker symbol “GLTA.U.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on NYSE American under the ticker symbols “GLTA” and “GLTA WS,” respectively.

B. Riley Securities, Inc. served as the sole book-running manager of the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from B. Riley Securities, Inc., at 1300 17th Street N., Suite 1300, Attention: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (703) 312-9580 or by e-mail at prospectuses@brileyfin.com.

Registration statements relating to the securities became effective on July 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Galata Acquisition Corp.

Galata Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. The Company is led by Chief Executive Officer, Kemal Kaya. While the Company may pursue an initial business combination opportunity in any business, industry, sector or geographic region, the Company intends to focus on technology-enabled financial services businesses in emerging markets. Segments the Company might explore include, but are not limited to, insurance, reinsurance and insurance services, asset management, retail or investment banking, and merchant acquisition and payment processing.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Galata Acquisition Corp.

info@galatacorp.net

www.galatacorp.net